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                                                                    EXHIBIT 11.1

                                  VIVUS, INC.
                       COMPUTATION OF NET LOSS PER SHARE




                                                 Twelve Months Ended December 31,
                                                 --------------------------------
                                                 1996               1995
                                                 ----------         ----------
Net Loss...............................          $(16,527,000)     $ (22,811,000)
                                                 =============     =============
Weighted average common shares
outstanding............................            14,916,554          12,901,728

Common shares, options, and warrants
granted (using the treasury stock
method assuming an initial public
offering price of $14.00) since January
1, 1993 included pursuant to Securities
and Exchange Commission
Rules..................................                   -0-             555,449
                                               ---------------      -------------


Weighted average common and equivalent
shares............................                 14,916,554          13,457,177
                                                  ============        ===========
Net loss per common and equivalent
share..................................            $     (1.11)        $   (1.70)
                                                   ============        =========

